As filed with the Securities and Exchange Commission on April 26, 2006

(Registration No. 333-127827)

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EGPI FIRECREEK, INC.

(Name of small business issuer in its charter)

Nevada	1382	88-0345961
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6564 Smoke Tree Lane

Scottsdale, Arizona 85253

(480) 948-6581

(Address and telephone number of principal executive offices)

6564 Smoke Tree Lane

Scottsdale, Arizona 85253

(Address of Principal Place of Business or Intended Principal Place of Business)

Dennis R. Alexander

Chief Financial Officer and Chairman

6564 Smoke Tree Lane

Scottsdale, Arizona 85253

Tel: (480) 948-6581

Fax: (480)  443-1430

(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur Marcus, Esq.

Gersten Savage LLP

600 Lexington Avenue

New York, NY 10022

Ph. (212) 752-9700

Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001, par value, issuable upon exercise of warrants	6,700,000(4)	.053	$335,100	$41.80
Common Stock, $0.001 Par value, issuable upon exercise of warrants	2,000,000 (5)	.053	$106,000	$12.48
Common Stock, $0.001 par value, issuable upon conversion of callable secured convertible notes	100,000,000(6)	.053	$5,300,000	$623.81
Common Stock, $0.001 par value	530,315,789(7)	.053	$28,106,736.82	3,308.16
Common Stock, $0.001 par value issuable upon exercise of warrants	10,875,000(8)	.053	$576,375	$67.84
		Total Fee		$4,054.09
		Amount Previously Submitted*		$3,978.45

*Reflects amount paid by the Company in connection with its previously filed registration statement on Form SB-2, dated July 1, 2005.

 (1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon the conversion of the callable secured convertible notes.  For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the callable secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $.053 on the OTC Bulletin Board on June 27, 2005.

(3) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants or options may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(4) Represents shares of our Common Stock issuable upon exercise of outstanding five (5) year warrants.  The exercise price of the warrants is equal to six cents ($.06) per share.  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

(5) Represents shares of our Common Stock issuable upon the exercise of outstanding three-year warrants. The exercise price of the warrants is equal to eighty percent (80%) of the average of the Company’s lowest three (3) closing bid prices for the previous thirty days from the date the warrants are exercised.  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

(6) Represents shares of our Common Stock issuable upon the conversion of callable secured promissory notes.  The Conversion Price of the notes is equal to eighty percent (80%) of the lowest closing bid of the Common Stock for the five (5) trading days immediately preceding a conversion date, as specified in the Note.  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(7) Represents (i) shares of our common stock issuable under an equity line of credit; and (ii) shares issued to a consultant.  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

(8) Represents shares of our common stock issuable upon exercise of outstanding five-year warrants.  The exercise price of the warrants is equal to two cents ($0.02) per share for 6,250,000 shares and two and a half cents ($0.025) per share for 4,000,000 shares.  Includes warrants exercisable into (i) 625,000 shares of common stock issuable to an individual; and (ii) an aggregate of 10,250,000 shares issuable to a certain consultants.  In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.  In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to our Registration Statement on Form SB-2 amends our Registration Statement No. 333-127827 declared effective on September 7, 2005 to reflect the decrease in the exercise price of a warrant issued to a Selling Securityholder from $0.06 per share of Common Stock to $0.025 per share and to update the Company's financial information to include its December 31, 2005 year end results.

PROSPECTUS

649,890,789 SHARES

EGPI FIRECREEK, INC.

COMMON STOCK

This prospectus relates to the resale of up to 649,890,789 shares of our Common Stock, par value $0.001 per share (“Common Stock”) of which: (i) 100,000,000 shares are issuable upon the conversion of $4,000,000 in aggregate principal amount of callable secured convertible notes and the payment of the principal amount of, and interest on, such notes to Tirion Group, Inc. (“Tirion”); (ii) 2,000,000 shares underlying warrants issuable to Tirion; (iii) 6,700,000 shares of common stock issuable upon exercise of warrants issued to DLM Asset Management, Inc. (“DLM”); (iv) 526,315,789 shares of common stock issuable to Dutchess Private Equities Fund, II, LP (“Dutchess”); (v) 4,000,000 shares of common stock issuable to Steven Antebi (“Antebi”); (vi) 4,000,000 shares issuable upon exercise of warrants, issued to Antebi; (vii) 2,500,000 shares of common stock issuable upon exercise of warrants issued to Sapphire Consultants (“Sapphire”) (viii) 3,750,000 shares of common stock issuable to Confin International Investments (“Confin”); and (ix) 625,000 shares of common stock issuable upon exercise of warrants issued to John Brigandi (“Brigandi”) (Tirion, DLM, Dutchess, Antebi, Sapphire, Confin and Brigandi are referred to collectively as “Selling Securityholders”). The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “EFCR.” On April 25, 2006, the closing price as reported was $0.03.

The selling securityholders, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling securityholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.  We agree to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 26, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling securityholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, EGPI Firecreek, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

Transaction with Steven Antebi

Summary Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Index to Financial Statements

Exhibits

Undertakings

Signatures

1 2 3 9 II-1 II-3 II-5

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

TRANSACTION WITH STEVEN ANTEBI

On February 9, 2005, we entered into a Corporate Advisory Agreement (the “Advisory Agreement”) with Antcamp Advisors LLC (“Antcamp”) whereby Antcamp is to provide consulting and advisory services to assist our operations, including our Firecreek Petroleum, Inc. subsidiary with operations commencing for planned development and operations for oil and gas in Kazakhstan, Russia, and other European and Central Asian countries with Joint partner Sahara Group, and other aspects of the our growth. On July 12, 2005, we entered into an Extension and Amendment of Advisory Agreement with Steven Antebi so as to extend and assign the agreement from Antcamp to Steven Antebi.  Pursuant to the Extension and Amendment, we agreed to issue to Steven Antebi 4,000,000 shares of our common stock and a five-year warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.06 per share. The Agreement with Steven Antebi supersedes the agreement with AntCamp dated February 9, 2005. AntCamp is not a party to the Advisory Agreement.

On January 30, 2006, we approved the extension and modification of the Advisory Agreement (the “Amended Agreement”). The Advisory Agreement was amended to (i) reduce the listed strike price of a certain previously issued Warrant from $.06 per share of Common Stock to $.025 per share (“2005 Warrant”); (ii) provide for the issuance of an additional three (3) year warrant to purchase 4,000,000 shares of common stock at $.05 per share (“2006 Warrant”) including certain registration rights for the underlying shares of common stock; (iii) contain certain voting provisions for all shares available to be voted; and (iv) extend the term of the Advisory Agreement to June 2006.

The Advisory Agreement further provides that the 2005 warrant will be exercised for cash upon signing of the amended Agreement, which occurred on January 30, 2006. As a result, the Company received $100,000.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Year Ended December 31, 2005 (Audited)	For the Year Ended December 31, 2004 (Audited)

Net revenues	0	6,485

Operating expenses	(11,185,952)	5,779,457

Loss from operations	(9,287,691)	(5,772,972)

Other income (expense), net	(1,898,261)	(293,151)

Net loss	(10,867,777)	(6,025,601)

Net loss per share - basic and diluted	(0.08)	(0.11)

Weighted average common shares outstanding	134,874,275	53,088,218

Condensed Consolidated Balance Sheet Data

	As of December 31, 2005 (Audited)	As of December 31, 2004 (Audited)

Cash and cash equivalents	149,962	5,538

Total assets	850,580	5,538

Working capital deficiency	(3,357,901)	(1,414,977)

Current liabilities	3,507,863	1,449,611

Total Liabilities	3,681,838	2,233,386

Stockholders’ deficit	(4,448,610)	(2,239,915)

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Summary Results Of Operations

Overview

You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements and Notes thereto, and the other financial data appearing elsewhere in this Report.

The information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) expected changes in the Company’s revenues and profitability, (ii) prospective business opportunities and (iii) the Company’s strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as “believes”, “anticipates”, “intends” or “expects”. These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. In light of these risks and uncertainties, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The foregoing review of important factors should not be construed as exhaustive. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company is currently focused on oil and gas activities in the following areas: i) Development of our domestic interests acquired initially in Wyoming for production of oil and primarily natural gas, and ii) pursuit of and potential completion of projects overseas in Central Asian and European countries; and further, the Company has been making presentations to asset-based lenders and other financial institutions for the purpose of expanding and supporting our growth potential by development of our oil and gas operations in 2006 with a goal to increase sales output of our Firecreek unit.

One of the ways our plans for growth could be altered if current opportunities now available become unavailable:

The Company would need to identify, locate, or address replacing current potential acquisitions or strategic alliances with new prospects or initiate other existing available projects that may have been planned for later stages of growth and the Company may therefore not be ready to activate. This process can place a strain on the Company. New acquisitions, business opportunities, and alliances, take time for review, analysis, inspections and negotiations. The time taken in the review activities, is an unknown factor, including the business structuring of the project and related specific due diligence factors.

General

The Company historically derived its revenues primarily from retail sales of oil and gas field inventory equipment, service, and supply items primarily in the southern Arkansas area, from acquired interests owned in revenue producing oil wells, leases, and equipment located in Olney, Young County, Texas, and in December 2003, from our acquisition of commercial and private leisure marine vessel sales brokerage and charter business, International Yacht Sales Group, Ltd. of Great Britain. The Company disposed of the first two segments of operations in 2003 and disposed of the third segment in 2005. We accounted for the segments as discontinued operations in the consolidated statements of operations for the related fiscal year.

Effective July 1, 2004, we acquired Firecreek Petroleum, Inc., and its subsidiary Firecreek Romania, SRL. Firecreek is an international oil exploration and development company specializing in the niche market of rehabilitation and enhancement of existing oilfields through modern management and state of the art technological applications. Management individually has many years of experience and has one or more collectively been involved in oil and gas operations worldwide. Throughout 2004 and 2005, through the Firecreek Petroleum unit, we have i) developed relationships and prepared for potential acquisitions in Romania and Libya, and ii) through our alliance with Sahara, we have developed additional potential projects for acquisition that are located in Russia, Romania, Kazakhstan, Ukraine, and Turkey (see further discussion in “The Business”). There are no revenues attributable to sales of oil and natural gas for the fiscal years ended 2004 or 2005.

Effective November 15, 2005, Firecreek Petroleum purchased a 50% undivided interest in leases, wells, equipment, gas and to a lesser extent oil reserves, and other rights, located in Sweetwater County, Wyoming. The project is listed under the prospect name “Ten Mile Draw” (“TMD”). We have commenced with gas production and are contemplating additional drilling and workover programs (see further discussion in “The Business”).

The Company expects to incur an increase in operating expenses during the next year from commencing the described activities related to its plans for Firecreek Petroleum oil and gas operations. The amount of net losses and the time required for the Company to reach and maintain profitability are uncertain at this time. There is a likelihood that the Company will encounter difficulties and delays encountered with business subsidiary operations, including, but not limited to uncertainty as to development and the time and timing required for the Company’s plans to be fully implemented, governmental regulatory responses to the Company’s plans, fluctuating markets and corresponding spikes, or dips in our products demand, currency exchange rates between countries, acquisition and development pricing, related costs, expenses, offsets, increases, and adjustments. There can be no assurance that the Company will ever generate significant revenues or achieve profitability at all or on any substantial basis.

On December 1, 2003 through our exchange merger acquisition with International Group Holdings, Ltd., as amended, a commercial and private leisure marine vessel sales brokerage and charter business, International Yacht Sales Group, Ltd. of Great Britain (“IYSG”) and all of its divisions, as a wholly owned subsidiary of the Company. Divisions of IYSG include but are not limited to International Yacht Sales Brokerage and Charter (“IYSBC”), Emedia8 (“E8”), International Marine Services (“IMS”), International World Realty (“IWR”), International Boat Services (“IBS”), and International Commercial Shipping (“ICS”).

At December 31, 2004, management elected to impair the book value of its long lived assets since estimates of future cash flows attributable to these assets could not be assured. Consequently, management recognized $1,344,617 impairment expense in the consolidated statement of operations.

On December 31, 2005 the majority of the Board of Directors of the Company elected to dispose of its wholly owned subsidiary, International Yacht Sales Group, Ltd. (IYSG) of United Kingdom. The results of operations for these segments is included in loss from discontinued operations in the consolidated statements of operations for fiscal 2005.

RESULTS OF OPERATIONS - 2005 Compared to 2004

General and administrative costs increased approximately 97% percent to $9,287,691 in 2005 from $4,714,608 in 2004.

Following is a breakdown of general and administrative costs for this period versus a year ago:

Detail of general & administrative expenses:

	31-Dec-05	31-Dec-04

Advertising & promotion	$70,765	$5,476
Administration	342,982	293,244
Consulting	3,994,215	1,290,872
Broker commissions	656,008	0
Impairments	0	2,558,257
Depreciation	16,040	4,978
Professional fees	2,300,792	435,324
Rent & storage	128,925	0
Research	711	57,791
Salaries & benefits	377,385	29,159
Payroll taxes	26,726
Relocation	3,343
Telephone	128,821	29,721
Travel costs	487,773	9,786
Loan origination fees	265,075	0
Wells development	488,130	0

Total	$9,287,691	$4,714,608

Consulting Fees of $3,994,215 were incurred during investigations into acquiring profitable business enterprises.

Professional Fees of $2,300,792 were incurred in regards to legal costs, securing financing, and the acquisition of leads and contacts with regard to possible new business ventures and includes data acquisition costs, technical work, engineering reports, in connection with various acquisition studies in Kazakhstan, Russia, Ukraine, and Romania.

Brokerage commissions of $656,008 were incurred in obtaining finance from issuance of debentures.

Rent and Storage of $128,925 includes leasing and furnishing offices in Forth Worth, Texas and Istanbul.

Travel costs of $487,773 to Turkey, Russia, Romania, England, Kazakhstan and Ukraine, etc. was in connection with signing of agreements, negotiating contracts and arranging for potential financing.

Loan origination fees of $265,075 include costs related to obtaining financing and credit lines.

Wells development includes costs of $488,130 related to workover programs for our oil and gas interest held in the Ten Mile Draw project in Sweetwater County, Wyoming.

After deducting general and administrative expense, the Company experienced a loss from operations of $9,287,691 in 2005 as compared to a loss of $4,714,608, in fiscal 2004.

Interest expense for fiscal year 2005 was $1,898,261 as compared to $351,390 in fiscal year 2004. Interest expense in 2005 includes amortization of the beneficial conversion features related to debentures issued in 2004 and 2005, totaling $1,555,849.

After deducting interest expense, the Company incurred a loss before extraordinary items of $11,185,952 in fiscal year 2005 compared to a loss of $5,065,998, in fiscal year 2004.

After accounting for extinguishment of debt, and discontinued operations (net of tax) the net loss was $10,867,777 in fiscal year 2005, as compared to $6,978,881, for fiscal year 2004. On a per share basis, fully diluted loss per share for fiscal year 2005 was $0.08 compared to $0.13, in fiscal 2004.

During year 2006 based on development efforts achieved to date, we expect to limit and reduce our million dollar plus expenditures for overseas Eurasian acquisition activities related to oil and gas programs until we are reasonably assured an acquisition can be financed, closed, and activated. We also look to secure ongoing potential financing to expand our growth and to provide for additional drilling and workover programs related to our Ten Mile Draw Project in Wyoming.

LIQUIDITY AND CAPITAL RESOURCES

Cash on hand at December 31, 2005 was $149,962 compared to $5,538 at the beginning of the year. At December 31, 2005, the Company had working capital deficit of $3,357,901 compared to $1,445,998 at the beginning of the year.

Cash used by operating activities was $5,940,790 for the year ended December 31, 2005, compared with $1,479,125 for the year ended December 31, 2004.

The Company paid $713,899 in fiscal year 2005 for the Ten Mile Draw lease, well equipment, and office equipment. The Company received $7,555,000 in fiscal year 2005 by issuing convertible debentures and promissory notes on its equity line. Shareholder advances were paid down by $418,538. In addition the equity line was paid down by $334,333.

Total assets increased to $850,580 at December 31, 2005 compared to $5,538 mainly as a result of the acquisition of assets, and interests for the workover and development of oil and primarily gas leases in Sweetwater County, Wyoming.

Shareholders equity decreased to a deficit of $4,448,610 at December 31, 2005 from a deficit of $3,215,858 at December 31, 2004. During fiscal year 2005, the Company issued 22,815,831shares to consultants valued at $1,407,972 for services rendered. In addition, the Company raised $4,349,510by issuing convertible debt, and $283,069 by issuing 4,710,253 shares to settle other debts. Net loss of $10,867,777 for fiscal year 2005 decreased stockholders equity to deficit $4,448,610 at the end of the year.

The Company must generally undertake certain ongoing expenditures in connection expanding and developing its Firecreek Petroleum, Inc. oil and gas business, and for various past and present legal, accounting, consulting, and technical review, and to perform due diligence for activating one or more of its acquisition and development programs; furthering its development of new and ongoing business prospects, and in pursuing capital financing for its existing and proposed operations.

Management has estimated that such cost for initially paying down certain of the Company’s recent debt, and activating development of its current plans for domestic and overseas commencement of the Firecreek oil and gas segment operations, will initially require approximately $8,000,000 to $12,500,000 or more during the first six to twelve months of fiscal 2006. The Company recently obtained $100,000 in February 2006 from the exercise of warrants. We are working to secure $5,000,000 to $7,000,000 or more in asset based, and or other debt or equity finance by early May to assist our 2006 plans, and are in addition to the availability of our established equity credit line. There can be no guarantee or assurance that we will receive or be successful in obtaining additional financing.

Financing our full expansion and development plans for our domestic and overseas oil and gas operations could require up to $50,000,000 or more. The Company may elect to reduce or increase its requirement as circumstances dictate. We may elect to revise these plans and requirements for funds depending on factors including; changes in acquisition and development estimates; interim corporate and project finance requirements; unexpected timing of markets as to cyclical aspects as a whole; currency and exchange rates; project availability with respect to interest and timing factors indicated from parties representing potential sources of capital; structure and status of our strategic alliances, potential joint venture partners, and or our targeted acquisitions and or interests.

The Company cannot predict that it will be successful in obtaining funding for its plans or that it will achieve profitability in fiscal 2006.

EGPI FIRECREEK, INC

f/k/a Energy Producers, Inc

EGPI FIRECREEK, INC.
(formerly Energy Producers, Inc.)

CONSOLIDATED
FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND DECEMBER 31, 2004

DONAHUE ASSOCIATES, LLC
Certified Public Accountants
27 Beach Road Suite CO5A
Monmouth Beach, NJ 07750
Tel. 732-229-7723

Independent Auditor’s Report

The Shareholders
EGPI Firecreek Inc.

We have audited the accompanying consolidated balance sheets of EGPI Firecreek Inc. as of December 31, 2005 and December 31, 2004 and the related consolidated statements of operations and consolidated statements of changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted by the Public Company Accounting Oversight Board in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EGPI Firecreek Inc. as of December 31, 2005 and December 31, 2004 and the related consolidated statements of operations and consolidated statements of changes in shareholders’ equity and cash flows for the years then ended then ended in conformity with generally accepted accounting principles generally accepted in the United States of America.

As more fully discussed in Note 3 to the consolidated financial statements, there are significant matters concerning the Company that raise substantial doubt as to the ability of the Company to continue as a going concern. Management’s plans with regard to these matters are also discussed in Note 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of recorded liabilities that might be necessary in the event that the Company cannot continue in existence.

/s/ Donahue Associates, LLC

Monmouth Beach, New Jersey
April 8, 2006

EGPI Firecreek, Inc.
(formerly Energy Producers, Inc.)
Consolidated Balance Sheets
As of December 31, 2005 and December 31, 2004

		As Restated
	31-Dec-05	31-Dec-04

ASSETS

Current assets:
Cash	$149,962	$5,538

Total current assets	149,962	5,538

Other assets:
Fixed assets- net	697,859	0
Other receivables	2,759	0

Total assets	$850,580	$5,538

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable & accrued expenses	$303,436	$789,801
Notes payable	3,204,427	3,000
Notes payable- shareholders	0	653,990
Capital lease payable- current portion	0	4,745

Total current liabilities	3,507,863	1,451,536

Advances payable to shareholders	$147,780	$564,803
Convertible debentures payable-net	26,195	214,441
Capital lease payable- non current portion	0	4,531

Total liabilities	3,681,838	2,235,311

Net liabilities of discontinued operations	78,352	20,738

Shareholders’ deficit:
Series A preferred stock, 20 million authorized, par value $0.001, one share convertible to one common share, no stated dividend, none outstanding	$0	$205,347
Series B preferred stock, 20 million authorized, par value $0.001, one share convertible to one common share, no stated dividend, none outstanding	0	760,000
Series C preferred stock, 20 million authorized, stated value $.001, one share convertible to ten common shares, no stated dividend, 2,025,000 outstanding	1,539,000	0
Common stock- $.001 par value, authorized 920,000,000 shares, issued and outstanding, 220,913,500 at December 31, 2005 and 75,247,968 shares at December 31, 2004	220,913	75,248
Additional paid in capital	15,878,127	6,388,767
Accumulated deficit	(20,547,650)	(9,679,873)

Total shareholders’ deficit	(4,448,610)	(3,215,858)

Total Liabilities & Shareholders’ Deficit	$850,580	$5,538

See the notes to the consolidated financial statements.

EGPI Firecreek, Inc.
(formerly Energy Producers, Inc.)
Consolidated Statements of Operations
For the Years Ended December 31, 2005 and December 31, 2004

		As Restated
	31-Dec-05	31-Dec-04

General and administrative expenses:
General administration	$9,287,691	$4,714,608

Total general & administrative expenses	9,287,691	4,714,608

Net loss from operations	($9,287,691)	($4,714,608)

Other revenues and expenses:
Interest expense	(1,898,261)	(351,390)

Net loss before provision for income taxes	($11,185,952)	($5,065,998)

Provision for income taxes	0	0

Net loss before extraordinary item	($11,185,952)	($5,065,998)

Extraordinary item- extinguishment of debt (net of tax)	375,789	157,000

Net loss from continuing operations	($10,810,163)	($4,908,998)

Loss from discontinued operations (net of tax)	(57,614)	(2,069,883)

Net loss	($10,867,777)	($6,978,881)

Basic & fully diluted net loss per common share:
Loss from continuing operations	($0.08)	($0.09)
Loss from discontinued operations	(0.00)	(0.04)
Gain from extraordinary item	0.00	0.00

Loss per share	($0.08)	($0.13)

Weighted average of common shares outstanding:
Basic & fully diluted	134,874,275	53,088,218

See the notes to the consolidated financial statements.

EGPI Firecreek, Inc.
(formerly Energy Producers, Inc.)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 and December 31, 2004

		As Restated
	31-Dec-05	31-Dec-04
Operating Activities:
Net loss from continuing operations	($10,810,163)	($4,908,998)
Adjustments to reconcile net loss items not requiring the use of cash:
Depreciation expense	16,040	58,737
Amortization of beneficial conversion feature	1,555,849	269,174
Consulting expense	4,162,398	1,139,659
Extraordinary item- forgiveness of debt (net of tax)	(375,789)	(157,000)
Bad debt expense	0	141,443
Impairment expense	0	2,558,257
Changes in other operating assets and liabilities:
Other receivable	(2,759)	(708,310)
Accounts payable and accrued expenses	(486,366)	127,913

Net cash used by operations	($5,940,790)	($1,479,125)

Investing activities:
Purchase of equipment	($713,899)	0

Net cash used by investing activities	(713,899)	0

Financing Activities:
Funds received from equity line	$3,555,000	$0
Issuance of convertible debenture	4,000,000	650,000
Payment of equity line	(334,333)	0
Payment of shareholder advances	(418,538)	0
Exercise of warrants	6,260	0
Payment of capital lease	(9,276)	(3,986)
Payment of bank loan	0	(4,936)
Issuance of common stock	(0)	50,180
Proceeds from shareholder advances	0	748,250

Net cash provided by financing activities	6,799,113	1,439,508

Net increase (decrease) in cash during the period	144,424	(39,617)

Cash balance at January 1st	5,538	45,155

Cash balance at December 31st	$149,962	$5,538

Supplemental disclosures of cash flow information:
Interest paid during the period	$1,600	$1,574
Income taxes paid during the period	$0	$0

See the notes to the consolidated financial statements.

EGPI Firecreek, Inc.
(formerly Energy Producers, Inc.)
Consolidated Statement of Changes in Shareholders’ Deficit
For the Years Ended December 31, 2005 and December 31, 2004

	Common	Par	Paid in	Accumulated
	Shares	Value	Capital	Deficit	Total

Balance at January 1, 2004	36,088,968	$36,089	$2,983,534	($2,700,992)	$318,631

Issued shares for services	14,125,000	14,125	1,125,534		1,139,659

Debentures converted to shares	5,034,000	5,034	176,916		181,950

Beneficial conversion feature			522,783		522,783

Issuance of stock to purchase Firecreek	20,000,000	20,000	1,580,000		1,600,000

Net loss for the fiscal year				(6,978,881)	(6,978,881)

Balance at December 31, 2004- as restated	75,247,968	75,248	6,388,767	(9,679,873)	(3,215,858)

Issued shares for services	22,815,831	22,816	1,385,156		1,407,972

Issued shares to pay debt	4,710,253	4,710	278,359		283,069

Issued shares to pay equity line	3,268,464	3,268	128,128		131,396

Debentures converted to shares	93,491,153	93,491	4,256,019		4,349,510

Preferred shares converted to common	21,066,831	21,067	1,385,280		1,406,347

Beneficial conversion feature			1,733,545		1,733,545

Detachable warrants issued			316,926		316,926

Warrants exercised	313,000	313	5,947		6,260

Net loss for the period				(10,867,777)	(10,867,777)

Balance at December 31, 2005	220,913,500	$220,913	$15,878,127	($20,547,650)	($4,448,610)

See the notes to the consolidated financial statements.

EGPI Firecreek, Inc.
(formerly Energy Producers, Inc.)
Consolidated Statement of Changes in Preferred Stock
For the Years Ended December 31, 2005 and December 31, 2004

	Issued Shares	Issued Shares	Issued Shares	Par value	Par value	Par value
	Preferred A	Preferred B	Preferred C	Preferred A	Preferred B	Preferred C

Balance at January 1, 2004	0	0	0	$0	$0	$0

Issued shares to purchase Firecreek	2,566,837	9,500,000		205,347	760,000

Balance at December 31, 2004-as restated	2,566,837	9,500,000	0	$205,347	$760,000	$0

Issued shares for services			2,925,000			$1,980,000

Converted shares to common stock	(2,566,837)	(9,500,000)		($205,347)	($760,000)

Converted shares to common stock			(900,000)			($441,000)

Balance at December 31, 2005	0	0	2,025,000	($0)	$0	$1,539,000

See the notes to the consolidated financial statements.

EGPI Firecreek, Inc.
(formerly Energy Producers, Inc.)
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2005 and December 31, 2004

1. Organization of the Company and Significant Accounting Principles

The Company was incorporated in the State of Nevada October 1995. Effective October 13, 2004 the Company, previously known as Energy Producers Inc., changed its name to EGPI Firecreek, Inc..

In August 1999 the Company acquired Energy Producers Group Inc. and its wholly owned subsidiary, Producers Supply, Inc.(PSI), an oil and gas service company located in Stephens, Arkansas. PSI was discontinued in fiscal year 2003. In November 2003, the Company sold its interest in its oil wells it had acquired in August 1999.

In November 2003, the Company acquired all of the issued and outstanding shares of International Yacht Sales Group Ltd. (IYSG), a UK based on-line broker of luxury yachts, and other entities. IYSG was discontinued in December 2005.

In July 2004, the Company acquired all of the issued and outstanding shares of Firecreek Petroleum Inc., a Delaware State corporation, for 20 million shares of common stock, 2,566,831 shares of preferred A stock, and 9,500,000 shares of preferred B stock.

In April 27, 2005, the Company increased its authorized common stock to 920,000,000 shares with par value of $.001, of which twenty million of these shares are non-voting.

Consolidation- the accompanying consolidated financial statements include the accounts of the company and its wholly owned subsidiary. All significant inter-company balances have been eliminated.

Use of Estimates- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses at the date of the consolidated financial statements and for the period they include. Actual results may differ from these estimates.

Revenue Recognition- For its natural gas producing activities, the Company uses successful efforts costing. Under successful efforts costing, certain identifiable costs associated with the acquisition of properties and extraction are capitalized and depreciated over the lesser of the depletion of the productive assets or its useful life.

Cash- For the purpose of calculating changes in cash flows, cash includes all cash balances and highly liquid short-term investments with original maturity dates of three months or less.

Accounts receivable- The Company provides, through charges to income, a charge for bad debt expense, which is based upon management’s evaluation of numerous factors. These factors include economic conditions, a predictive analysis of the outcome of the current portfolio and prior credit loss experience, and the degree to which the receivable is secured by liens on assets.

Fixed Assets- Fixed assets are stated at cost. Depreciation expense is computed using the straight-line method over the estimated useful life of the asset. The following is a summary of the estimated useful lives used in computing depreciation expense:

Office equipment	3 years
Computer hardware & software	3 years
Improvements & furniture	5 years
Well lease & equipment	7 years

Expenditures for major repairs and renewals that extend the useful life of the asset are capitalized. Minor repair expenditures are charged to expense as incurred.

Long Lived Assets- The Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount.

Debentures Payable- The Company applies Emerging Issues Task Force (EITF) No. 98-5, Accounting for Convertible Debt Issued with Beneficial Conversion Features. EITF No.98-5 requires that a beneficial conversion feature be recognized upon the issuance of convertible securities with a favorable conversion feature, and the resultant beneficial conversion feature be amortized to interest expense during the period from the date of issuance to the date the securities become convertible.

Discontinued Operations- The discontinued business operations of IYSG are summarized in the balance sheet as net liability from discontinued operations and in the statement of operations as loss from discontinued operations.

Income taxes- The Company accounts for income taxes in accordance with the Statement of Accounting Standards No. 109 (SFAS No. 109), “Accounting for Income Taxes”. SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

Reclassifications- Certain 2004 amounts in the consolidated financial statements have been reclassified to conform to the 2005 presentation.

Recent accounting pronouncements- Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”. In December 2004, the FASB issued Statement No. 123R, “Share-Based Payment”. SFAS No. 123R is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB 25. SFAS No. 123R eliminates the option of using the intrinsic value method of accounting previously available, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. The effective date of SFAS No. 123R is January 1, 2006 for calendar year companies. SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method.

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R, for all share-based payments granted after that date, and for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but it also permits entities to restate financial statements of previous periods based on pro-forma disclosures made in accordance with SFAS No. 123. The adoption of SFAS No. 123 has no material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”. In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” The interpretation clarifies the requirement to record abandonment liabilities stemming from legal obligations when the retirement depends on a conditional future event. FIN No. 47 requires that the uncertainty about the timing or method of settlement of a conditional retirement obligation be factored into the measurement of the liability when sufficient information exists. The Company adopted FIN No. 47 as of December 31, 2005. There was no material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”. In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 requires retrospective application to prior period financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 will become effective for the Company’s fiscal year beginning January 1, 2006. The impact of SFAS No. 154 will depend on the nature and extent of any voluntary accounting changes and correction of errors after the effective date, but management does not currently expect SFAS No. 154 to have a material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

Emerging Issues Task Force (EITF) Issue 04-13 “Accounting for Purchases and Sales of Inventory with the Same Counterparty”. The Emerging Issues Task Force considered Issue No. 04-13 in its May 17, 2005 and June 16, 2005 meetings to discuss inventory sales to another entity in the same line of business from which it also purchases inventory. The Task Force reached consensus on the issue that purchases and sales of inventory with the same counterparty should be combined as a single non-monetary transaction (net) and noted factors that may indicate that transactions were entered into in contemplation of one another. The Task Force ratified Issue No. 04-13 at its September 28, 2005 meeting, which should be applied to new arrangements entered into in the first interim or annual reporting period beginning after March 15, 2006. The Company does not expect Issue No. 04-13 to have a material impact on the Company’s consolidated results of operations, financial condition, or cash flows.

2. Net Loss per Share

The Company applies SFAS No. 128, Earnings per Share to compute net loss per share. In accordance with SFAS No. 128, basic net loss per share has been computed based on the weighted average of common shares outstanding during the years. Diluted net loss per share gives the effect of outstanding common stock equivalents in the form of warrants, convertible preferred stock, and convertible debentures. These common stock equivalents outstanding are convertible into 81,544,232 and 33,026,831 shares of common stock at December 31, 2005 and December 31, 2004, respectively.

The effects on net loss per share of the common stock equivalents, however, are not included in the calculation of net loss per share since their inclusion would be anti-dilutive.

Net loss per common share has been computed as follows:

	31-Dec-05	As restated 31-Dec-04

Net loss from continuing operations	($10,810,163)	($4,908,998)

Net loss from discontinued operations	($57,614)	($2,069,883)

Net gain from extraordinary items	375,789	157,000

Total shares outstanding	220,913,500	75,247,968

Weighted average	134,874,275	53,088,218

Loss from continuing operations	($0.08)	($0.09)
Loss from discontinued operations	(0.00)	(0.04)
Gain from extraordinary items	0.00	0.00

Loss per share	($0.08)	($0.13)

3. Going Concern

The accompanying consolidated financial statements have been presented in accordance with generally accepted accounting principals, which assume the continuity of the Company as a going concern. However, during the years ended December 31, 2005 and December 31, 2004, the Company generated no material revenues and has relied on borrowings and the issuance of common and preferred stock to raise money for its business operations and plans. This situation raises the doubt of the Company’s ability to continue as a going concern.

Management’s plans with regard to this matter are as follows:

-	Raise interim finance in addition to its present equity line to assist expansion-development of oil and gas, and corporate operations

-	Obtain asset based project finance or develop joint ventures to fund full scale work programs for oil and gas projects domestically and overseas

-	Scale back certain current staffing, operations, and expenditures both incurred domestically and overseas until cash flow increases to a more sustainable level

-	At appropriate time to acquire and deploy international accounting software and systems for subsidiary oil and gas operations

4. Fair Values of Financial Instruments

The carrying amounts of the cash, other receivable, accounts payable and accrued expenses, notes payable, notes payable to shareholders, capital lease payable, advances payable to shareholders, and convertible debentures payable reported in the balance sheets are estimated by management to approximate fair value at December 31, 2005 and December 31, 2004

5. Common and Preferred Stock Transactions

In July 2004, the Company acquired all of the issued and outstanding shares of Firecreek Petroleum Inc., a Delaware State corporation, for 20 million shares of common stock, 2,566,831 shares of preferred A stock, and 9,500,000 shares of preferred B stock.

During the year ended December 31, 2004, the Company issued 14,125,000 shares of common stock to pay consulting fees.

During the year ended December 31, 2004, holders of the convertible debt elected to convert $131,770 of the convertible debt to 5,034,000 shares of common stock.

During the year ended December 31, 2005, the Company issued 22,815,831 shares of common stock to pay consulting fees.

During the year ended December 31, 2005, the Company issued 2,925,000 preferred C stock to pay consulting fees.

During the year ended December 31, 2005, the Company issued 4,710,253 shares of common stock to pay outstanding debt.

During the year ended December 31, 2005, debenture holders converted $4,349,510 of debt to 93,491,153 shares of common stock.

During the year ended December 31, 2005, preferred stock holders converted 9,500 shares of preferred A stock, 2,566,837 shares of preferred B stock, and 900,000 shares of preferred C stock into 21,066,831 shares of common stock.

During the year ended December 31, 2005, the Company issued 3,268,464 shares of common stock to pay down the equity line note discussed in Note 9.

During the year ended December 31, 2005, a warrant holder elected to exercise 313,000 warrants into 313,000 shares of common stock.

6. Authorization of Preferred C Stock

Series A preferred stock: Series A preferred stock has a par value of $0.001 per share has no stated dividend preference. The Series A is convertible into common stock at a conversion ratio of one preferred share for one common share. In July 2004, as part of the purchase of Firecreek Petroleum Inc., the Company issued 2,566,831 shares of Preferred A stock. Preferred A has liquidation preference over Preferred B stock and common stock. All of the preferred A stock was converted to common stock in fiscal year 2005.

Series B preferred stock: Series B preferred stock has a par value of $0.001 per share has no stated dividend preference. The Series B is convertible into common stock at a conversion ratio of one preferred share for one common share. The Series B has liquidation preference over common stock. In July 2004, as part of the purchase of Firecreek Petroleum Inc., the Company issued 9,500.000 shares of Preferred B stock. Preferred B has liquidation preference over common stock. All of the preferred B stock was converted to common stock in fiscal year 2005.

Series C preferred stock: In June 2005, the shareholders elected to authorize for issue 20,000,000 shares of preferred C stock. The Preferred C stock has a stated value of $.001 and no stated dividend rate and is non-participatory. One share of preferred is convertible into 10 shares of common stock. The Company issued 2,925,000 shares of preferred C stock, of which 900,000 were converted to common stock in fiscal year 2005.

7. Fixed Assets- Net

The following is a detailed list of fixed assets at December 31, 2005:

Well lease & equipment	$601,000
Computer equipment & software	63,676
Office equipment	19,056
Improvements & furniture	30,166
Accumulated depreciation	(16,039)

Net property & equipment	$697,859

8. Issuance of Convertible Debentures

In April and November 2004, the Company received proceeds $650,000 and issued unsecured convertible debt at 1% due in April 2009. The debt is convertible into 16,760,000 shares of common stock. As a result of the transaction, the Company allocated $522,783 of the proceeds received to additional paid in capital as the beneficial conversion feature related to the equity portion of the convertible debt. The beneficial conversion feature was amortized to interest expense in fiscal years 2004 and 2005. The balance of the convertible debt on the December 31, 2004 balance sheet is as follows:

Proceeds received	$650,000
Beneficial conversion feature	(522,783)
Converted debt to shares	(181,950)
Allocated to interest expense	269,174

Net convertible debt payable	$214,441

In May 2005, the Company issued convertible debentures and received proceeds of $4,000,000.

The debentures become convertible in August 2005 and mature in May 2006. The debentures are convertible into common stock at 80% of the lowest bid price of the common stock for the five days preceding conversion. The debentures carry an interest rate of 7.00%. All of these debentures were converted into 67,996,340 shares of common stock in September 2005. As a result of the issuance of the debentures, the Company allocated $1,227,273 of the proceeds to a beneficial conversion feature. The beneficial conversion feature was allocated interest expense in the consolidated statements of operations in 2005.

In November and December of 2005, the Company issued convertible debentures with a face value of $457,500 to pay an incentive fee to the holder of the equity credit line. The debentures became convertible at the date of the issuances and mature in November and December 2010. The debentures are convertible into common stock at $.06 per share or 75% of the lowest bid price of the common stock for the five days preceding conversion.

The debentures carry no interest. As a result of the issuance of the debentures, the Company allocated $506,272 to a beneficial conversion feature and allocated $74,967 of the beneficial conversion feature to interest expense in 2005. The balance of the convertible debt on the December 31, 2005 balance sheet is as follows:

Investor incentive	$457,500
Beneficial conversion feature	(506,272)
Allocated to interest expense	74,967

Net convertible debt payable	$26,195

9. Equity Credit Line

In September, November and December of 2005, the Company issued promissory notes for $4,343,750 on a $25 million dollar equity line to a financing company and received proceeds of $3,555,000. The promissory notes mature in one year at an effective interest rate of approximately 20%.

Under the terms of the equity line agreement, the Company is obligated to pay the face value of the notes or an equivalent amount in common stock during the coming year. As a result of the agreement, the Company has registered 527,315,789 shares of common stock.

In November and December of 2005, the Company paid $334,333 and issued 3,268,464 shares of common stock to pay the amounts borrowed on the equity line.

10. Income Tax Provision

Provision for income taxes is comprised of the following:

	31-Dec-05	31-Dec-04

Net loss before provision for income taxes	($11,185,952)	($6,182,601)

Current tax expense:
Federal	$0	$0
State	0	0

Total	$0	$0

Less deferred tax benefit:
Timing differences	(4,935,873)	(3,253,443)
Allowance for recoverability	4,935,873	3,253,443

Provision for income taxes	$0	$0

A reconciliation of provision for income taxes at the statutory rate to provision for income taxes at the Company’s effective tax rate is as follows:

Statutory U.S. federal rate	34%	34%
Statutory state and local income tax	10%	10%
Less allowance for tax recoverability	-44%	-44%

Effective rate	0%	0%

Deferred income taxes are comprised of the following:
Timing differences	$4,935,873	$3,253,443
Allowance for recoverability	(4,935,873)	(3,253,443)

Deferred tax benefit	$0	$0

Note: The deferred tax benefits arising from the timing differences begin to expire in fiscal year 2010 and may not be recoverable upon the purchase of the Company under current IRS statutes.

11. Concentration of Credit Risk

The Company has entered into an equity line credit agreement with a financing company that committed to purchase up to $25,000,000 of the Company’s Stock over the course of 36 months after the Company’s registration statement was declared effective. The Company has borrowed against its equity line. Dilution, conditions in the market, terms of the Company’s credit, the ability to make its payments, and other effects could limit or entirely prevent the Company’s ability to draw down additional borrowings now or in the future, or to generate cash from the issuance of common stock to sustain operations and growth. One or more of these occurrences would have a material adverse affect on the Company’s financial position and its ability to continue to operate as a going concern.

The Company relies on the financial support its shareholders. A withdrawal of this support would have a material adverse affect on the Company’s consolidated financial position and its ability to continue to operate as a going concern.

12. Issuance of Warrants

During fiscal year 2005, the Company issued 36,575,000 warrants to purchase common stock to debenture holders and consultants. The Company applied an option pricing model to determine the fair value of the warrants issued. The following assumptions were used in the option pricing model. The dividend yield is 0%, volatility is 20%, and a risk-free interest rate of 2%.

The fair values generated by option pricing model may not be indicative of the future values, if any, that may be received by the warrant holder.

A list of warrants outstanding at December 31, 2005 and December 31, 2004 is as follows:

	Amount	Wgtd Avg Exercise Price	Wgtd Years to Maturity

Outstanding at January 1, 2004	4,600,000	$0.97	6.20

Issued	0
Expired	(400,000)

Outstanding at December 31, 2004	4,200,000	$0.96	2.64

Issued	36,575,000
Exercised	(313,000)
Expired	(400,000)

Outstanding at December 31, 2005	40,062,000	$0.41	3.53

There is no formal stock option plan for employees.

12. Purchase of Firecreek Petroleum Inc.

In July 2004, the Company acquired all of the issued and outstanding shares of Firecreek Petroleum Inc., a Delaware State corporation, for 20 million shares of common stock, 2,566,831 shares of preferred A stock, and 9,500,000 shares of preferred B stock. As a result of the purchase, the Company recognized $2,565,347 in goodwill. The goodwill represents the difference between the fair market value of the stock issued on the date of the purchase agreement and the net book value of the Company at the date of the purchase. At the date of the purchase, management concluded the goodwill asset recognized upon the purchase of these operations would not be recoverable and accordingly had recognized and impairment charge of $2,656,347 in the consolidated statement of operations in fiscal 2004.

13. Debt

The following is a listing of unaffiliated debt

	31-Dec-05	31-Dec-04

Unsecured note issued to an unaffiliated individual in March 2002 at 10% due in March 2003. The note was paid in full in June 2005	$0	$3,000

Capital lease payable on office equipment paid in 2005	0	9,273

Total unaffiliated debt	$0	$12,273

The following is a listing of notes payable and advances from shareholders:

Unsecured notes due to a shareholder due on demand with interest rates ranging from 12% to 18%. The notes were paid in full in June 2005	$0	$198,886

Unsecured notes due to a shareholder due on demand with interest at 12% The note was paid in full in June 2005	0	38,919

Unsecured note due to a shareholder due on demand with interest at 12% The note was paid in full in April 2005 by issuing 570,435 shares of common stock.	0	4,000

Unsecured note due to a shareholder due on demand interest at 18% The note was paid in full in June 2005	0	17,819

Note payable due a former shareholder of the Company. The statute of limitations on this debt expired in November 2005 and upon the advice of council the debt was written off.	0	373,306

Convertible debentures	26,195	214,441

Equity credit line maturing in 2006 at effective interest of 20%	3,204,427	0

Unsecured advances to shareholders and officers of the Company with interest payable at 6%	147,780	585,866

Total notes and advances payable to shareholders	$3,378,402	$1,433,237

14. Supplemental Information on Natural Gas Operations

In November 2005, the Company purchased a 50% working interest in The Ten Mile Draw Field, a natural gas field located in Sweetwater County, Wyoming for $1,089,130 for development of the reserves. The following is a summary of the Company’s natural gas production activities at December 31, 2005.

	Proved developed and undeveloped In thousands of cubic feet.	Proved developed In thousands of cubic feet.

At January 1, 2005	0	0

Revisions	0	0
Improvements	0	0
Purchases	1,432,193	299,827
Extensions	0	0
Production	0	0

At December 31, 2005	1,432,193	299,827

Estimated future cash flows discounted at 10%

Net discounted futures cash flows:
Sales	$5,367,939	$1,402,637
Expenses and taxes	(3,203,253)	(837,007)

Net discounted future cash flows	$2,164,687	$565,631

Results of operations

Revenues		$0
Production costs		$0
Exploration costs		$0
Development costs		$488,130
Depreciation & amortization		$0
Provision for income tax		$0

Net loss from natural gas producing activities:		($488,130)

Capitalized cost of natural gas producing activities:
Natural gas lease property		$475,000
Well Equipment		126,000
Accumulated depreciation		0

Net capitalized costs of natural gas producing activities		$601,000

15. Disposal of IYSG

The business operations of IYSG were discontinued by a formal plan for disposal adopted by management in December 2005. The net of the assets and liabilities of IYSG are recorded as a net liability of discontinued operations in the consolidated balance sheets and the result of its operations are included in the consolidated statements of operations as loss from discontinued operations.

16. Commitments and Contingencies

The Company is committed to a non-cancelable operating lease for office space in Fort Worth, Texas. Future minimum lease payments required under this lease is as follows:

2006	$104,504
2007	35,260

Total minimum lease payments	$139,764

Rent expense for fiscal year 2005 and 2004 was $128,925 and $-0-, respectively.

In the event of a default on the equity line of credit discussed in Note 9, the holder can secure a portion of the Company’s assets not to exceed 200% of the face amount of the credit line and can increase the face amount of the credit line by 12.50% as a penalty. The holder can elect to convert unpaid balances of the equity credit line to three year convertible debentures at 15% at an exercise price of 50% of the lowest closing bid price for the Company’s stock for the fifteen days prior to conversion of the debentures.

17. Related Party Transactions

During fiscal years 2005 and 2004, the chief executive officer and shareholder provided office space to the Company. The chief executive officer charged the Company $5,132 and $-0- for the use of the space in fiscal years 2005 and 2004, respectively.

During fiscal year 2004, officers of the Company advanced $564,803 to the Company for its operations at no stated interest. Interest expense on the advances has been imputed at the Company’s cost of capital and $50,180 in interest expense has been recorded in the consolidated statement of operations.

In December 2004, officers of the Company forgave $157,000 of advances to the Company. Consequently, the Company recorded an extraordinary gain, net of tax, in the consolidated statement of operations.

In November 2005, the statute of limitations on the debt owed to a former shareholder expired and on the advice of council, the Company wrote the debt off. The Company recorded an extraordinary gain of $375,780 in the statement of operations.

During fiscal year 2005, shareholders charged the Company 6% interest or $28,432 on outstanding shareholder advances.

In December 2005, the Company issued 2,500,000 shares of common stock to an officer to pay a shareholder advance of $127,500.

18. Segment Information

The following table provides the Company’s geographic information for administrative expenses, total assets, depreciation and amortization, interest expense, and capital expenditures for the year ended December 31, 2005. The table is based upon the Company’s business operations or efforts to produce business operations by country.

Administrative expenses:
United States	$489,402
Turkey	72,640
Libya	32,020
Romania	106,330
Russia	498,807
Kazakhstan	804,101
Ukraine	52,203
Corporate	7,232,188

Total administrative expenses	$9,287,691

Total assets:
United States	$601,000
Turkey	0
Libya	0
Romania	0
Russia	0
Kazakhstan	0
Ukraine	0
Corporate	249,580

Total assets	$850,580

Depreciation & amortization:
United States	$0
Turkey	0
Libya	0
Romania	0
Russia	0
Kazakhstan	0
Ukraine	0
Corporate	16,040

Total depreciation	$16,040

Interest expense:
United States	$0
Turkey	0
Libya	0
Romania	0
Russia	0
Kazakhstan	0
Ukraine	0
Corporate	1,898,261

Total interest expense	$1,898,261

Capital expenditures
United States	$601,000
Turkey	0
Libya	0
Romania	0
Russia	0
Kazakhstan	0
Ukraine	0
Corporate	112,899

Total capital expenditures	$713,899

19. Subsequent Events

In March 2006, regarding the Ten Mile Draw project interests located in Sweetwater County Wyoming, well work-over development overage charges were estimated at $250,000 due winter conditions.

20. Restatement of 2004 Balances

Subsequent to the issuance of the financial report for fiscal year 2004, management determined that the price of the preferred shares to value the purchase of Firecreek Inc. was incorrect. The error understated net loss and net loss per share for fiscal year 2004. The following table shows the balances affected and the corrected amounts.

	As Restated	As Reported

Net loss	($6,978,881)	($6,025,601)
Loss per share- fully diluted	($0.13)	($0.11)
Preferred A	$205,347	$2,567
Preferred B	$760,000	$9,500

ITEM 27. EXHIBITS

(a) Exhibits

2.1

Agreement for the Exchange of Common Stock, dated December 12, 2003 (relating to the acquisition of International Group Holdings, Inc.) (filed as exhibit 2.1 to the Current Report on Form 8-K dated December 1, 2003, filed December 15, 2003 and incorporated herein by reference).*

2.2

Agreement for the Exchange of Common Stock, dated June 29, 2004 (relating to acquisition of Firecreek Petroleum, Inc.) (filed as exhibit 2.1 to Current Report on form 8-K dated June 24, 2004, filed July 15, 2004 and incorporated herein by reference). *

3.1

Articles of Amendment to Articles of Incorporation of EGPI Firecreek, Inc. (filed as Exhibit 99.1 to Current Report on Form 8-K dated Feb. 15, 2005, filed February 22, 2005 and incorporated herein by reference). *

3.2

Correction of Articles of Amendment to Articles of Incorporation of EGPI Firecreek Inc., filed with the Nevada Secretary of State on May 12, 2005.

3.3.

Amended By-Laws of Registrant, dated July 1, 2004 (filed as exhibit 2.2 to Current Report on Form 8-K dated June 4, 2004, filed July 15, 2004, and incorporated herein by reference). *

5.1

Consent of Gersten, Savage, LLP (filed as Exhibit 5.1 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.1

Securities Purchase Agreement dated May 18, 2005, between the Company and Tirion Group, Inc. (filed as an Exhibit to Current Report on Form 8-K dated May 26, 2005 and incorporated herein by reference). *

10.2

Registration Rights Agreement dated May 18, 2005, between the Company and Tirion Group, Inc. (filed as an Exhibit to Current Report on Form 8-K dated May 26, 2005 and incorporated by reference). *

10.3

Intellectual Property Security Agreement dated May 2, 2005, by and between the Company and Tirion Group, Inc. (filed as an Exhibit on Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.4

Guaranty and Pledge Agreement dated May 2, 2005, between the Company, Greg Fryett, CEO of the Company, and AJW Partners and its affiliates (filed as an Exhibit to Form 10-QSB for the quarter ended March 31,2 005 and incorporated herein by reference). *

10.5

Security Agreement dated May 2, 2005, between the Company and AJW Partners and its affiliates (filed as an Exhibit to Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.6

Form of Callable Secured Convertible Note to AJW Partners LLC, dated May 2, 2005 (filed as an Exhibit to Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference).*

10.7

Form of Callable Secured Convertible Note to AJW Offshore Limited, dated May 2, 2005 (filed as an Exhibit to Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.8

Form of Callable Secured Convertible Note to AJW Qualified Partners, LLC, dated May 2, 2005 (filed as an Exhibit to Form 10-QSB for quarter ended March 31, 2005 and incorporated herein by reference). *

10.9

Form of Callable Secured Convertible Note to New Millenium Capital Partners II, LLC, dated May 2, 2005, (filed as an Exhibit to Form 10-QSB for quarter ended March 31, 2005 and incorporated herein by reference). *

10.10

Final Voting Agreement of EGPI Firecreek (filed as exhibit 99.3 to Current Report on Form 8-K dated April 5, 2005, filed April 7, 2005 and incorporated herein by reference). *

10.11

Form of Stock Purchase Warrant issued to AJW Partners LLC, effective May 2, 2005, Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.12

Form of Stock Purchase Warrant issued to AJW Offshore Limited, effective May 2, 2005, Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.13

Form of Stock Purchase Warrant issued to AJW Qualified Partners, LLC, effective May 2, 2005, Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.14

Form of Stock Purchase Warrant to New Millenium Capital Partners II, LLC, effective May 2, 2005, Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.15

Fee Protector Agreement, dated June 14, 2005, by and between the Company and DLM Asset Management, Inc. (filed as an Exhibit to the Current Report on Form 8-K/A dated June 20, 2005 and incorporated herein by reference). *

10.16

Repurchase Agreement dated May 31,2 005, by and between the Company and AJW Partners (filed as an Exhibit to the Current Report on Form 8-K/A dated June 2, 2005 and incorporated herein by reference). *

10.17

Callable Secured Convertible Note, dated May 18, 2005 issued to Tirion Group (filed as an Exhibit to Current Report on Form 8-K dated May 26, 2005 and incorporated herein by reference). *

10.18

Stock Purchase Warrant, dated May 18, 2005 issued to Tirion Group (filed as an Exhibit to Current Report on Form 8-K dated May 26, 2005 and incorporated herein by reference). *

10.19

Standard Office Lease between the Company and Camp Bowie Centre (filed as an Exhibit to Current Report on Form 8-K dated May 26, 2005 and incorporated herein by reference). *

10.20

Securities Purchase Agreement, dated May 2, 2005, between the Company and AJW Partners and its affiliates (filed as an Exhibit to Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.21

Registration Rights Agreement, dated May 2, 2 005, between the Company and AJW Partners and Affiliates (filed as an Exhibit to Form 10-QSB for the quarter ended March 31, 2005 and incorporated herein by reference). *

10.22

Investment Agreement, dated as of June 28, 2005, by and between the Company and Dutchess Private Equities Fund, II, LP (filed as Exhibit 10.22 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.23

Registration Rights Agreement, dated as of June 28, 2005, by and between the Company and Dutchess Private Equities Fund, II, L.P. (filed as Exhibit 10.23 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.24

Placement Agent Agreement, dated June 28, 2005, by and between the Company, U.S. Euro Securities and Dutchess Equities Fund II L.P. (filed as Exhibit 10.24 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.25

Extension and Amendment of Corporate Advisory Agreement between the Company and Steven Antebi; dated June 13, 2005 (Replaces incorrect exhibit previously filed.) (filed as Exhibit 10.25 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.26

Amendment to Investment Agreement, dated August 23, 2005 by and between the Company and Dutchess Private Equities Fund, II, LP (filed as Exhibit 10.26 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.27

Amendment to Registration Rights Agreement, dated as of August 23, 2005, by and between the Company and Dutchess Private Equities Fund, II, L.P. (filed as Exhibit 10.27 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

10.28

Extension and Amendment of Certain Provisions of Corporate Advisory Agreement between the Company and Steven Antebi, dated January 30, 2006 (filed as Exhibit 10.1 to Current Report on Form 8-K filed February 3, 2006 and incorporated herein by reference).*

10.29

Warrant Certificate containing revised terms of previously issued warrant issued to Steven Antebi, dated July 12, 2005 (filed as Exhibit 10.4 to Current Report on Form 8-K filed on February 3, 2006 and incorporated herein by reference).*

10.30

Business Relationship Letter Agreement between the Company, Firecreek Petroleum, Inc. and The Sahara Group (filed as Exhibit 10.30 to Annual Report on Form 10-KSB filed on April 14, 2006 and incorporated herein by reference).

List of Subsidiaries*

23.1

Consent of Donahue & Associates, LLC (filed as Exhibit 23.1 to Registration Statement on Form SB-2/A filed on September 2, 2005 and incorporated herein by reference).*

* Incorporated by reference as stated therein

(1)

Previously filed

(2)

Filed herewith

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Scottsdale, Arizona, on April 26, 2006.

EGPI FIRECREEK, INC.

 (Registrant)

/s/ Dennis R. Alexander

Dennis R. Alexander

Chairman and CFO

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name

Title

Date

/s/ Dennis R. Alexander

Chairman and CFO

April 26 , 2006

Dennis R. Alexander

(Chief Financial Officer)

/s/ John R. Taylor

President and Director

April 26, 2006

John R. Taylor

/s/  William E. Merritt

Executive Vice President and

April 26 , 2006

William E. Merritt

General Counsel and Director

/s/ George B. Faulder

Vice President and

April 26, 2006

George B. Faulder

Director

/s/  Dr. Mousa Hawamdah

Director

April 26 , 2006

Dr. Mousa Hawamdah

/s/  Rupert C. Johnson

Director

April 26, 2006

Rupert C. Johnson